Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Stryker Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to Be Paid	Debt	3.375% Notes due 2028	457(r)	€600,000,000	100.000%	€600,000,000	0.00014760	$96,335.57

	Total Offering Amount					€600,000,000

	Net Fee Due							$96,335.57

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon an exchange rate of €1 to $1.0878 on December 1, 2023, as published by the U.S. Federal Reserve Board.